ENERGY TRANSFER REPORTS THIRD QUARTER 2018 RESULTS WITH RECORD FINANCIAL AND OPERATIONAL PERFORMANCE
Dallas - November 7, 2018 - Energy Transfer LP (NYSE:ET) (“ET” or the “Partnership”), formerly named Energy Transfer Equity, L.P. and also referred to herein as “ETE,” today reported financial results for the quarter ended September 30, 2018.
For the three months ended September 30, 2018, net income attributable to partners was $371 million, up 47 percent with an increase of $119 million compared to the three months ended September 30, 2017. For the three months ended September 30, 2018, net income attributable to partners continues to reflect only the amount of net income attributable to the legacy ETE partners prior to the Merger (discussed below).
Adjusted EBITDA for the three months ended September 30, 2018 was a record $2.58 billion, up more than 30 percent with an increase of $628 million compared to the three months ended September 30, 2017. Results were supported by increases in all of the Partnership’s core operations, with record operating performance in its crude, NGL, interstate and midstream businesses.
On a pro forma basis for the Merger (discussed below), Distributable Cash Flow attributable to partners, as adjusted, for the three months ended September 30, 2018 was a record $1.38 billion, up 27 percent with an increase of $296 million compared to the three months ended September 30, 2017. The significant increase was primarily due to the increase in Adjusted EBITDA.
The Partnership’s recent key accomplishments and other developments include the following:

•
On October 19, 2018, ET and Energy Transfer Operating, L.P. (formerly named Energy Transfer Partners, L.P. and referred to herein as “ETP”) completed a merger transaction (the “Merger”) whereby the publicly held common units of ETP were exchanged for 1.28 common units of ET. Consequently, the former common unitholders of ETP, along with the existing common unitholders of ETE, now comprise the current common unitholders of ET. The financial results of ETP have been included separately as supplemental information in this release.

•	In October 2018, ET announced a quarterly distribution of $0.305 per unit ($1.220 annualized) on ET common units for the quarter ended September 30, 2018.

•
In September 2018, the Partnership, along with Magellan Midstream, MPLX and Delek announced it had received sufficient commitments to proceed with plans to construct the Permian Gulf Coast Pipeline (“PGC”), a new 30-inch diameter, 600-mile common carrier pipeline to transport crude oil from the Permian Basin to the Texas Gulf Coast region, including the Partnership’s Nederland, Texas terminal.  The project is subject to receipt of customary regulatory and Board approvals.

•
In August 2018, the Partnership received approval to commence service on the Burgettstown and Majorsville supply laterals which allowed for 100 percent of the long-haul contractual commitments on Rover to begin September 1, 2018, and on November 2, 2018, the Partnership announced that it received approval to commence service on the final laterals needed to complete the Rover pipeline project.

•
As of September 30, 2018, the Partnership’s $6.50 billion revolving credit facilities had an aggregate $3.66 billion of available capacity, and ETP’s leverage ratio, as defined by its credit agreement, was 3.53x.

The Partnership has scheduled a conference call for 8:00 a.m. Central Time, Thursday, November 8, 2018 to discuss its third quarter 2018 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Prior to the Merger, the Partnership’s principal sources of cash flow were derived from distributions related to its direct and indirect investments in the limited and general partner interests in ETP, including 100% of ETP’s incentive distribution rights, limited and general partner interests in Sunoco LP, the Partnership’s ownership of Lake Charles LNG Company, LLC (“Lake Charles LNG”), and subsequent to the acquisition on April 2, 2018, the Partnership’s limited partner interests in USA Compression Partners, LP (“USAC”). In conjunction with the Merger, the Partnership contributed its ownership in Sunoco LP, Lake Charles LNG and USAC to ETP and eliminated the economic benefits associated with the general partner interest and incentive distribution rights in ETP; therefore, the Partnership’s principal source of cash flow subsequent to the Merger is its ownership of limited partner interests in ETP. The Partnership’s primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners.

Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major U.S. production basins, ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. ET, through its ownership of Energy Transfer Operating, L.P., formerly known as Energy Transfer Partners, L.P., also owns the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 39.7 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,900 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets	$7,527	$10,683

Property, plant and equipment, net	65,643	61,088

Advances to and investments in unconsolidated affiliates	2,656	2,705
Other non-current assets, net	1,106	886
Intangible assets, net	6,013	6,116
Goodwill	5,242	4,768
Total assets	$88,187	$86,246
LIABILITIES AND EQUITY
Current liabilities	$10,219	$7,897

Long-term debt, less current maturities	42,117	43,671
Non-current derivative liabilities	58	145
Deferred income taxes	3,008	3,315
Other non-current liabilities	1,253	1,217

Commitments and contingencies
Redeemable noncontrolling interests	499	21

Equity:
Total partners’ deficit	(1,103)	(1,196)
Noncontrolling interest	32,136	31,176
Total equity	31,033	29,980
Total liabilities and equity	$88,187	$86,246
Amounts above reflect the historical financial statements of Energy Transfer LP for dates preceding the Merger; therefore, these financial statements do not reflect any impacts from the Merger.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017 (a)	2018	2017 (a)
REVENUES	$14,514	$9,984	$40,514	$29,072
COSTS AND EXPENSES:
Cost of products sold	11,093	7,341	31,681	22,018
Operating expenses	784	918	2,280	2,167
Depreciation, depletion and amortization	750	642	2,109	1,877
Selling, general and administrative	184	142	515	480
Impairment losses	—	10	—	99
Total costs and expenses	12,811	9,053	36,585	26,641
OPERATING INCOME	1,703	931	3,929	2,431
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(535)	(490)	(1,511)	(1,440)
Equity in earnings of unconsolidated affiliates	87	92	258	228
Gains on disposal of assets	18	5	14	—
Losses on extinguishments of debt	—	—	(106)	(25)
Gains (losses) on interest rate derivatives	45	(8)	117	(28)
Other, net	23	54	83	133
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE (BENEFIT)	1,341	584	2,784	1,299
Income tax expense (benefit) from continuing operations	(52)	(157)	6	(86)
INCOME FROM CONTINUING OPERATIONS	1,393	741	2,778	1,385
Income (loss) from discontinued operations, net of income taxes	(2)	17	(265)	(187)
NET INCOME	1,391	758	2,513	1,198
Less: Net income attributable to noncontrolling interest	1,008	506	1,412	495
Less: Net income attributable to redeemable noncontrolling interests	12	—	24	—
NET INCOME ATTRIBUTABLE TO PARTNERS	371	252	1,077	703
Convertible Unitholders’ interest in income	—	11	33	25
General Partner’s interest in net income	1	1	3	2
Limited Partners’ interest in net income	$370	$240	$1,041	$676
NET INCOME PER LIMITED PARTNER UNIT:
Basic	$0.32	$0.22	$0.93	$0.62
Diluted	$0.32	$0.22	$0.93	$0.61
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	1,158.2	1,079.1	1,117.7	1,077.9
Diluted	1,158.2	1,148.3	1,158.2	1,147.4
Amounts above reflect the historical financial statements of Energy Transfer LP for dates preceding the Merger; therefore, these financial statements do not reflect any impacts from the Merger.

(a)
During the fourth quarter of 2017, ETP changed its accounting policy related to certain inventories. Certain crude oil, refined product and NGL inventories associated with the legacy Sunoco Logistics business were changed from the LIFO method to the weighted average cost method. These changes have been applied retrospectively to all periods presented, and the prior period amounts reflected below have been adjusted from those amounts previously reported. Certain other prior period amounts have also been reclassified to conform to the current period presentation, including a reclassification between capitalized interest and AFUDC from the three months and nine months ended September 30, 2017.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018 (a)	2017 (a)(b)	2018 (a)	2017 (a)(b)
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (c):
Net income	$1,391	$758	$2,513	$1,198
(Income) loss from discontinued operations	2	(17)	265	187
Interest expense, net	535	490	1,511	1,440
Impairment losses	—	10	—	99
Income tax expense (benefit)	(52)	(157)	6	(86)
Depreciation, depletion and amortization	750	642	2,109	1,877
Non-cash compensation expense	27	29	82	76
(Gains) losses on interest rate derivatives	(45)	8	(117)	28
Unrealized (gains) losses on commodity risk management activities	(97)	76	255	(22)
Gains on disposal of assets	(18)	(5)	(14)	—
Losses on extinguishments of debt	—	—	106	25
Inventory valuation adjustments	7	(50)	(50)	(8)
Equity in earnings of unconsolidated affiliates	(87)	(92)	(258)	(228)
Adjusted EBITDA related to unconsolidated affiliates	179	205	503	554
Adjusted EBITDA from discontinued operations	—	76	(25)	179
Other, net	(15)	(24)	(45)	(76)
Adjusted EBITDA (consolidated)	2,577	1,949	6,841	5,243
Adjusted EBITDA related to unconsolidated affiliates	(179)	(205)	(503)	(554)
Distributable cash flow from unconsolidated affiliates	109	133	312	329
Interest expense, net	(535)	(503)	(1,513)	(1,461)
Preferred unitholders’ distributions	(51)	—	(116)	—
Current income tax expense	(24)	(15)	(465)	(29)
Transaction-related income taxes	—	—	470	—
Maintenance capital expenditures	(156)	(130)	(373)	(322)
Other, net	16	23	29	62
Distributable Cash Flow (consolidated)	1,757	1,252	4,682	3,268
Distributable Cash Flow attributable to Sunoco LP (100%)	(147)	(125)	(330)	(360)
Distributions from Sunoco LP	41	66	123	191
Distributable Cash Flow attributable to USAC (100%)	(47)	—	(93)	—
Distributions from USAC	21	—	52	—
Distributable Cash Flow attributable to PennTex Midstream Partners, LP (“PennTex”) (100%) (d)	—	—	—	(19)
Distributions from PennTex to ETP (d)	—	—	—	8
Distributable Cash Flow attributable to noncontrolling interest in other non-wholly-owned consolidated subsidiaries	(253)	(119)	(580)	(199)
Distributable Cash Flow attributable to the partners of ET – pro forma for the Merger (a)	1,372	1,074	3,854	2,889
Transaction-related expenses	12	14	25	53
Distributable Cash Flow attributable to the partners of ET, as adjusted – pro forma for the Merger (a)	$1,384	$1,088	$3,879	$2,942

Distributions to partners – pro forma for the Merger (a):
Limited Partners (e)	$798	$683	$2,305	$1,961
General Partner	1	1	3	3
Total distributions to be paid to partners	$799	$684	$2,308	$1,964
Common Units outstanding – end of period – pro forma for the Merger (a)	2,617.1	2,523.0	2,617.1	2,523.0
Distribution coverage ratio – pro forma for the Merger (a)(f)	1.73x	1.59x	1.68x	1.50x

(a)
The closing of the Merger (as discussed above) has impacted the Partnership’s calculation of Distributable Cash Flow attributable to partners, as well as the number of ET Common Units outstanding and the amount of distributions to be paid to partners. In order to provide information on a comparable basis for pre-Merger and post-Merger periods, the Partnership has included certain pro forma information.

Pro forma Distributable Cash Flow attributable to partners reflects the following post-merger impacts:

•
ETP is reflected as a wholly owned subsidiary and pro forma Distributable Cash Flow attributable to partners reflects ETP’s consolidated Distributable Cash Flow (less certain other adjustments, as follows).

•	Distributions from Sunoco LP include distributions to both ET and ETP.

•	Distributions from PennTex are separately included in Distributable Cash Flow attributable to partners.

•
Distributable Cash Flow attributable to noncontrolling interest in ETP’s other non-wholly-owned subsidiaries is subtracted from consolidated Distributable Cash Flow to calculate Distributable Cash Flow attributable to partners.

Pro forma distributions to partners include actual distributions to legacy ET partners, as well as pro forma distributions to legacy ETP partners. Pro forma distributions to ETP partners are calculated assuming (i) historical ETP common units converted under the terms of the Merger and (ii) distributions on such converted common units were paid at the historical rate paid on ET Common Units.
Pro forma Common Units outstanding include actual Common Units outstanding, in addition to Common Units assumed to be issued in the Merger, which are based on historical ETP common units converted under the terms of the Merger.
For the nine months ended September 30, 2017, the calculation of Distributable Cash Flow and the amounts reflected for distributions to partners and common units outstanding also reflect the pro forma impacts of the Sunoco Logistics Merger as though the merger had occurred on January 1, 2017.

(b)
During the fourth quarter of 2017, ETP changed its accounting policy related to certain inventories. Certain crude oil, refined product and NGL inventories associated with the legacy Sunoco Logistics business were changed from the LIFO method to the weighted average cost method. These changes have been applied retrospectively to all periods presented, and the prior period amounts reflected above have been adjusted from those amounts previously reported. Certain other prior period amounts have also been reclassified to conform to the current period presentation, including a reclassification between capitalized interest and AFUDC from the three months and nine months ended September 30, 2017.

(c)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of ET’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as segment margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments. Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on our proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.

Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ET’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to partners is net of distributions to be paid by the subsidiary to the noncontrolling interests.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related and non-recurring expenses that are included in net income are excluded.

(d)
Beginning with the second quarter of 2017, PennTex became a wholly-owned subsidiary of ETP.  The amounts reflected above for PennTex relate only to the first quarter of 2017, and no distributable cash flow has been attributed to noncontrolling interests in PennTex subsequent to March 31, 2017.

(e)
Includes distributions to unitholders who elected to participate in a plan to forgo a portion of their future potential cash distributions on common units and reinvest those distributions in ETE Series A convertible preferred units representing limited partner interests in the Partnership. The quarter ended March 31, 2018 was the final quarter of participation in the plan.

(f)
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by net distributions expected to be paid to the partners of ET in respect of such period.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table is a summary of our and ETP’s revolving credit facilities which incurred certain changes in connection with the Merger. We also have consolidated subsidiaries with revolving credit facilities which are not included.

	Facility Size	Funds Available at September 30, 2018	Maturity Date
ETE Revolving Credit Facility (1)	$1,500	$602	March 24, 2022
ETP Five-Year Revolving Credit Facility (2)	4,000	2,057	December 1, 2022
ETP 364-Day Revolving Credit Facility (3)	1,000	1,000	November 30, 2018
	$6,500	$3,659

(1)	In connection with the closing of the Merger, on October 19, 2018, all of the outstanding borrowings under the ETE revolving credit facility were repaid in full and the facility was terminated.

(2)
In connection with the closing of the Merger, on October 19, 2018, the ETP Five-Year Credit Facility was amended to increase the borrowing capacity by $1.00 billion, to $5.00 billion, and to extend the maturity date to December 1, 2023.

(3)	In connection with the closing of the Merger, on October 19, 2018, the ETP 364-Day Facility was amended to extend the maturity date to November 29, 2019.

SUPPLEMENTAL INFORMATION OF A SUBSIDIARY

Following are condensed balance sheets, statements of operations and summary analysis of quarterly results of the Partnership's subsidiary, ETP. Subsequent to the Merger on October 19, 2018, whereby the publicly held common units of ETP were exchanged for 1.28 common units of ET, ETP no longer has common units outstanding.

ENERGY TRANSFER OPERATING, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2018	December 31, 2017
ASSETS

Current assets	$6,353	$6,528

Property, plant and equipment, net	60,550	58,437

Advances to and investments in unconsolidated affiliates	3,599	3,816
Other non-current assets, net	863	758
Intangible assets, net	4,925	5,311
Goodwill	2,866	3,115
Total assets	$79,156	$77,965

LIABILITIES AND EQUITY

Current liabilities	$9,258	$6,994

Long-term debt, less current maturities	31,198	32,687
Non-current derivative liabilities	57	145
Deferred income taxes	2,845	2,883
Other non-current liabilities	1,100	1,084

Commitments and contingencies
Redeemable noncontrolling interests	22	21

Equity:
Total partners’ capital	28,342	28,269
Noncontrolling interest	6,334	5,882
Total equity	34,676	34,151
Total liabilities and equity	$79,156	$77,965

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017 (a)	2018	2017 (a)
REVENUES	$9,641	$6,973	$27,331	$20,444
COSTS AND EXPENSES:
Cost of products sold	6,745	4,922	19,873	14,595
Operating expenses	632	571	1,863	1,603
Depreciation, depletion and amortization	636	596	1,827	1,713
Selling, general and administrative	123	105	347	335
Total costs and expenses	8,136	6,194	23,910	18,246
OPERATING INCOME	1,505	779	3,421	2,198
OTHER INCOME (EXPENSE):
Interest expense, net	(387)	(352)	(1,091)	(1,020)
Equity in earnings of unconsolidated affiliates	113	127	147	139
Gain on Sunoco LP common unit repurchase	—	—	172	—
Loss on deconsolidation of CDM	—	—	(86)	—
Gains (losses) on interest rate derivatives	45	(8)	117	(28)
Other, net	21	57	127	137
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	1,297	603	2,807	1,426
Income tax expense (benefit)	(61)	(112)	(32)	22
NET INCOME	1,358	715	2,839	1,404
Less: Net income attributable to noncontrolling interest	223	110	557	266
NET INCOME ATTRIBUTABLE TO PARTNERS	$1,135	$605	$2,282	$1,138

(a)
During the fourth quarter of 2017, ETP changed its accounting policy related to certain inventories. Certain crude oil, refined product and NGL inventories associated with the legacy Sunoco Logistics business were changed from the LIFO method to the weighted average cost method. These changes have been applied retrospectively to all periods presented, and the prior period amounts reflected above have been adjusted from those amounts previously reported. Certain other prior period amounts have also been reclassified to conform to the current period presentation, including a reclassification between capitalized interest and AFUDC from the three months and nine months ended September 30, 2017.

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2018	2017
Segment Adjusted EBITDA:
Intrastate transportation and storage	$221	$163
Interstate transportation and storage	416	273
Midstream	434	356
NGL and refined products transportation and services	498	439
Crude oil transportation and services	682	420
All other	78	133
Total Segment Adjusted EBITDA	$2,329	$1,784
In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin, and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.
Following is a reconciliation of ETP’s segment margin to operating income, as reported in its consolidated statements of operations:

	Three Months Ended September 30,
	2018	2017
Segment Margin:
Intrastate transportation and storage	$284	$167
Interstate transportation and storage	395	224
Midstream	622	530
NGL and refined products transportation and services	634	483
Crude oil transportation and services	944	548
All other	25	112
Intersegment eliminations	(8)	(13)
Total segment margin	2,896	2,051

Less:
Operating expenses	632	571
Depreciation, depletion and amortization	636	596
Selling, general and administrative	123	105
Operating income	$1,505	$779

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2018	2017
Natural gas transported (BBtu/d)	12,146	8,951
Revenues	$922	$773
Cost of products sold	638	606
Segment margin	284	167
Unrealized (gains) losses on commodity risk management activities	(12)	22
Operating expenses, excluding non-cash compensation expense	(51)	(40)
Selling, general and administrative expenses, excluding non-cash compensation expense	(7)	(6)
Adjusted EBITDA related to unconsolidated affiliates	6	19
Other	1	1
Segment Adjusted EBITDA	$221	$163
Transported volumes increased primarily due to favorable market pricing. In addition, beginning in April 2018, transported volumes also reflected Regency Intrastate Gas LP (“RIGS”) as a consolidated subsidiary. RIGS was previously reflected as an unconsolidated affiliate until ETP acquired the remaining interest in April 2018.
Segment Adjusted EBITDA. For the three months ended September 30, 2018 compared to the same period last year, Segment Adjusted EBITDA related to ETP’s intrastate transportation and storage segment increased due to the net impacts of the following:

•	an increase of $55 million in realized natural gas sales and other margin due to higher realized gains from pipeline optimization activity;

•
an increase of $7 million in transportation fees, excluding the incremental transportation fees related to the RIGS consolidation discussed above, primarily due to new contracts and the impact of the Red Bluff Express pipeline coming online in May 2018; and

•
a net increase of $6 million due to the consolidation of RIGS beginning in April 2018, resulting in increases in transportation fees, operating expenses, and selling, general and administrative expenses of $25 million, $5 million and $2 million, respectively, and a decrease of $12 million in Adjusted EBITDA related to unconsolidated affiliates; partially offset by

•	a decrease of $5 million in realized storage margin primarily due to lower realized derivative gains.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2018	2017
Natural gas transported (BBtu/d)	10,155	6,075
Natural gas sold (BBtu/d)	18	19
Revenues	$395	$224
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(97)	(79)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(19)	(14)
Adjusted EBITDA related to unconsolidated affiliates	135	140
Other	2	2
Segment Adjusted EBITDA	$416	$273
Transported volumes reflected an increase of 2,225 BBtu/d as a result of the initiation of service on the Rover pipeline; increases of 772 BBtu/d and 625 BBtu/d on the Panhandle and Trunkline pipelines, respectively, due to increased utilization of higher contracted capacity; and an increase of 398 BBtu/d on the Tiger pipeline as a result of production increases in the Haynesville Shale and deliveries into intrastate markets.

Segment Adjusted EBITDA. For the three months ended September 30, 2018 compared to the same period last year, Segment Adjusted EBITDA related to ETP’s interstate transportation and storage segment increased due to the net impacts of the following:

•
an increase of $128 million associated with the Rover pipeline with increases of $149 million in revenues, $14 million in net operating expenses and $7 million in selling, general and administrative expenses; and

•
an aggregate increase of $22 million in revenues, excluding the incremental revenue related to the Rover pipeline discussed above, primarily due to capacity sold at higher rates on the Transwestern and Panhandle pipelines; partially offset by

•
an increase of $4 million in operating expenses, excluding the incremental expenses related to the Rover pipeline discussed above, primarily due to slightly higher system gas expense and higher maintenance project costs due to scope and level of activity, offset by lower ad valorem taxes due to favorable valuations; and

•	a decrease of $5 million in Adjusted EBITDA related to unconsolidated affiliates primarily related to sale of capacity on MEP at lower rates and lower sales of short term firm capacity on Citrus.
Midstream

	Three Months Ended September 30,
	2018	2017
Gathered volumes (BBtu/d)	12,774	11,090
NGLs produced (MBbls/d)	583	453
Equity NGLs (MBbls/d)	32	27
Revenues	$2,253	$1,765
Cost of products sold	1,631	1,235
Segment margin	622	530
Unrealized losses on commodity risk management activities	—	1
Operating expenses, excluding non-cash compensation expense	(179)	(157)
Selling, general and administrative expenses, excluding non-cash compensation expense	(19)	(26)
Adjusted EBITDA related to unconsolidated affiliates	9	6
Other	1	2
Segment Adjusted EBITDA	$434	$356
Gathered volumes and NGL production increased primarily due to increases in the North Texas, Permian and Northeast regions, partially offset by smaller declines in other regions.
Segment Adjusted EBITDA. For the three months ended September 30, 2018 compared to the same period last year, Segment Adjusted EBITDA related to ETP’s midstream segment increased due to the net effects of the following:

•	an increase of $38 million in fee-based margin due to growth in the North Texas, Permian and Northeast regions, offset by declines in the Ark-La-Tex and midcontinent/Panhandle regions;

•	an increase of $27 million in non-fee-based margin due to increased throughput volume in the South Texas and Permian regions;

•	an increase of $26 million in non-fee-based margin primarily due to higher crude oil and NGL prices;

•	a decrease of $7 million in selling, general and administrative expenses primarily due to a decrease of $3 million in merger and acquisition costs and a $3 million change in capitalized overhead; and

•	an increase of $3 million in Adjusted EBITDA related to unconsolidated affiliates due to higher earnings from ETP’s Aqua, Mi Vida and Ranch joint ventures; partially offset by

•
an increase of $22 million in operating expenses due to increases of $6 million in materials, $5 million in outside services and $4 million in maintenance project costs, as well as a $7 million change in capitalized overhead.

NGL and Refined Products Transportation and Services

	Three Months Ended September 30,
	2018	2017
NGL transportation volumes (MBbls/d)	1,086	836
Refined products transportation volumes (MBbls/d)	627	612
NGL and refined products terminal volumes (MBbls/d)	858	782
NGL fractionation volumes (MBbls/d)	567	390
Revenues	$3,063	$2,070
Cost of products sold	2,429	1,587
Segment margin	634	483
Unrealized losses on commodity risk management activities	26	56
Operating expenses, excluding non-cash compensation expense	(168)	(106)
Selling, general and administrative expenses, excluding non-cash compensation expense	(17)	(13)
Adjusted EBITDA related to unconsolidated affiliates	23	19
Segment Adjusted EBITDA	$498	$439
NGL transportation volumes increased primarily from the Permian region resulting from a ramp up in production from existing customers, higher throughput volumes on Mariner West driven by end user facility constraints in the prior period and higher throughput from Mariner South. Refined products transportation volumes increased primarily due to higher throughput volumes from the Northeast and Southwest regions, partially offset by decreased throughput volumes from the Midwest region.
NGL and refined products terminal volumes increased primarily due to more volumes loaded at ETP’s Nederland terminal as propane export demand increased, as well as higher throughput volumes at ETP’s Marcus Hook Industrial Complex primarily due to increased production from the Marcellus region.
Average fractionated volumes at ETP’s Mont Belvieu, Texas fractionation facility increased primarily due to the commissioning of ETP’s fifth fractionator in July 2018 as well as increased volumes from Permian producers.
Segment Adjusted EBITDA. For the three months ended September 30, 2018 compared to the same period last year, Segment Adjusted EBITDA related to ETP’s NGL and refined products transportation and services segment increased due to net impacts of the following:

•
an increase of $76 million in transportation margin due to a $63 million increase resulting from higher producer volumes from the Permian region on ETP’s Texas NGL pipelines, an $11 million increase due to higher throughput volumes on Mariner West driven by end user facility constraints in the prior period, an $8 million increase due to higher throughput volumes from the Eagle Ford and Barnett regions, a $3 million increase due to higher throughput volumes in ETP’s Northeast refined products system and a $3 million increase due to higher throughput volumes on Mariner South and Mariner East 1 NGL systems. These increases were partially offset by a $7 million decrease resulting from the timing of deficiency revenue recognition and a $5 million decrease from lower volumes from the Southeast Texas region;

•
an increase of $47 million in fractionation and refinery services margin due to a $40 million increase resulting from the commissioning of ETP’s fifth fractionator in July 2018 and higher NGL volumes from the Permian region feeding ETP’s Mont Belvieu fractionation facility, a $4 million increase from Mariner South as more cargoes were loaded due to increased demand for export and a $3 million increase from blending gains as a result of improved market pricing; and

•
an increase of $19 million in terminal services margin due to a $9 million increase resulting from a change in the classification of certain customer reimbursements previously recorded in operating expenses, a $6 million increase at ETP’s Nederland terminal due to increased demand for propane exports and a $6 million increase due to higher throughput at ETP’s Marcus Hook Industrial Complex. These increases were partially offset by a $2 million decrease due to reduced rental fees at ETP’s Eagle Point facility; partially offset by

•
an increase of $62 million in operating expenses due to increases of $25 million from higher throughput on ETP’s fractionator, pipeline and terminal assets and the commissioning of ETP’s fifth fractionator in July 2018, $10 million due to a legal settlement in the prior period, $9 million resulting from a change in the classification of certain customer reimbursements previously recorded as a reduction to operating expenses that are now classified as revenue following the adoption of ASC 606 on January

1, 2018, $7 million due to the timing of maintenance projects and higher overhead allocations, $6 million due to environmental reserves and $5 million due to ad valorem tax expense; and

•
a decrease of $21 million in marketing margin primarily due to a $13 million decrease in optimization gains from ETP’s Mont Belvieu marketing activities, a $4 million decrease from sales of propane and other products at ETP’s Marcus Hook Industrial Complex and a $2 million decrease from ETP’s butane blending operations resulting from a decrease in blending volumes.

Crude Oil Transportation and Services

	Three Months Ended September 30,
	2018	2017
Crude transportation volumes (MBbls/d)	4,276	3,773
Crude terminals volumes (MBbls/d)	2,134	1,923
Revenues	$4,438	$2,725
Cost of products sold	3,494	2,177
Segment margin	944	548
Unrealized gains on commodity risk management activities	(118)	(1)
Operating expenses, excluding non-cash compensation expense	(126)	(119)
Selling, general and administrative expenses, excluding non-cash compensation expense	(22)	(13)
Adjusted EBITDA related to unconsolidated affiliates	4	5
Segment Adjusted EBITDA	$682	$420
Crude transportation volumes increased due to placing the Bakken pipeline in service in June 2017 as well as higher throughput on existing pipelines due to increased production in West Texas. Crude terminal volumes benefited from an increase in barrels delivered to ETP’s Nederland crude terminal from the Bakken pipeline and from increased West Texas production.
Segment Adjusted EBITDA. For the three months ended September 30, 2018 compared to the same period last year, Segment Adjusted EBITDA related to ETP’s crude oil transportation and services segment increased due to the net impacts of the following:

•
an increase of $279 million in segment margin (excluding unrealized losses on commodity risk management activities) due to the following: a $131 million increase resulting from higher throughput, primarily from ETP’s Bakken pipeline and from Permian producers on existing pipeline assets, as well as a $30 million increase resulting primarily from placing ETP’s Permian Express 3 pipeline in service in the fourth quarter of 2017; a $108 million increase (excluding a net change of $117 million in unrealized gains and losses) from ETP’s crude oil acquisition and marketing business primarily resulting from more favorable market price differentials between the West Texas and Gulf Coast markets; and a $10 million increase from higher throughput and ship loading fees at ETP’s Nederland terminal; partially offset by

•
an increase of $9 million in selling, general and administrative expenses primarily due to increases of $4 million in overhead allocations, $2 million in employee costs and $2 million in insurance costs; and

•
an increase of $7 million in operating expenses due to a $5 million increase due to higher throughput related expenses on existing assets and a $2 million increase from placing ETP’s Permian Express 3 pipeline in service in the fourth quarter of 2017.

All Other

	Three Months Ended September 30,
	2018	2017
Revenues	$525	$683
Cost of products sold	500	571
Segment margin	25	112
Unrealized losses on commodity risk management activities	7	3
Operating expenses, excluding non-cash compensation expense	(9)	(34)
Selling, general and administrative expenses, excluding non-cash compensation expense	(26)	(34)
Adjusted EBITDA related to unconsolidated affiliates	80	88
Other and eliminations	1	(2)
Segment Adjusted EBITDA	$78	$133
Segment Adjusted EBITDA. For the three months ended September 30, 2018 compared to the same period last year, Segment Adjusted EBITDA related to ETP’s all other segment decreased due to the net impacts of the following:

•
a decrease of $16 million in Adjusted EBITDA related to unconsolidated affiliates from ETP’s investment in Sunoco LP resulting from ETP’s lower ownership in Sunoco LP and lower operating results of Sunoco LP due to the sale of the majority of its retail assets in January 2018;

•
a decrease of $12 million due to ETP’s contribution of CDM to USAC in April 2018, which decrease reflects the impact of deconsolidating CDM, partially offset by an increase in Adjusted EBITDA related to unconsolidated affiliates due to the equity method investment in USAC held by ETP subsequent to the CDM contribution;

•
a decrease of $12 million in Adjusted EBITDA related to unconsolidated affiliates from ETP’s investment in PES primarily due to ETP’s lower ownership in PES subsequent to its reorganization, which resulted in PES no longer being reflected as an affiliate beginning in the third quarter of 2018;

•	an increase of $7 million in general and administrative expenses from higher professional expenses;

•	a decrease of $6 million due to losses from commodity trading and risk management activities; and

•	a decrease of $3 million primarily due to lower margin from ETP’s compression equipment business.

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for ETP’s unconsolidated affiliates, which are accounted for as equity method investments in ETP’s financial statements for the periods presented.

	Three Months Ended September 30,
	2018	2017
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$42	$35
FEP	14	14
MEP	7	9
Sunoco LP	29	35
USAC	(4)	—
Other	25	34
Total equity in earnings of unconsolidated affiliates	$113	$127

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$96	$99
FEP	19	18
MEP	20	23
Sunoco LP	58	74
USAC	20	—
Other	44	65
Total Adjusted EBITDA related to unconsolidated affiliates	$257	$279

Distributions received from unconsolidated affiliates:
Citrus	$52	$50
FEP	18	18
MEP	9	13
Sunoco LP	21	36
USAC	10	—
Other	34	27
Total distributions received from unconsolidated affiliates	$144	$144

ENERGY TRANSFER OPERATING, L.P. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for ETP’s non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in ETP’s financial statements.

	Three Months Ended September 30,
	2018	2017
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$565	$325
ETP’s proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	291	192

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$531	$289
ETP’s proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	277	173
Below is ETP’s ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	ETP Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Rover	32.6%
Others	various

(a)
Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of ETP’s non-wholly-owned subsidiaries on an aggregated basis. This is the amount of EBITDA included in ETP’s consolidated non-GAAP measure of Adjusted EBITDA.

(b)
ETP’s proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to ETP’s ownership interest.

(c)	Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of ETP’s non-wholly-owned subsidiaries on an aggregated basis.

(d)
ETP’s proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to ETP’s ownership interest. This is the amount of Distributable Cash Flow included in ETP’s consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ETP.

(e)	ETP ownership reflects the total economic interest held by ETP and its subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.